Exhibit 99.2

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700
NEWS RELEASE

Contact:	Jennifer Franklin

Phone:	949.333.1721

Email:	jfranklin@steadfastcmg.com

STEADFAST INCOME REIT, INC. ANNOUNCES JOINT VENTURE WITH BLACKSTONE REAL ESTATE INCOME TRUST, INC.

IRVINE, Calif. (Nov. 13, 2017) - Steadfast Income REIT, Inc. (“SIR”) announced today that it has entered into a joint venture arrangement with Blackstone Real Estate Income Trust, Inc. (“BREIT") with respect to 20 of the 63 apartment communities owned by SIR. In the transaction, BREIT will acquire a 90 percent ownership interest in the 20 apartment community portfolio for approximately $460.8 million in cash and debt assumption. SIR will continue to own 10 percent of the portfolio. Affiliates of SIR will continue to provide property management services for the properties in the joint venture. The transaction is expected to close in two tranches during the next 60 days.
“This transaction validates our investment thesis, wherein we seek to add value through the acquisition of stable, income-producing and value-add apartment communities in targeted regions of the United States,” said Ella Neyland, president of SIR.
The 20 assets total 4,584 apartment homes located in Austin, Dallas, and San Antonio TX, Nashville, TN, and Louisville, KY. SIR acquired the assets for an aggregate cost of $436 million between August 2011 and May 2014.
Jones Lang LaSalle Securities, LLC served as financial advisor to SIR. Morris, Manning & Martin LLP served as legal counsel to SIR.
About Steadfast Income REIT, Inc.
Steadfast Income REIT, Inc. is a real estate investment trust that was formed to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties.
SIR is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, California-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.
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This release contains certain forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", "may" and "should" and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of the Company's public filings with the Securities and Exchange Commission. Additional risks include, but are not limited to, (i) the risk that the transaction may not be completed in a timely manner or at all (ii) the failure to satisfy of the conditions to the consummation of the transaction, and (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.